UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2014

PATRIOT MINEFINDERS INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

700 – 510 West Hastings Street
Vancouver, British Columbia
Canada
(Address of principal executive offices)

V6B 1L8
(Zip Code)

Registrant’s telephone number, including area code: (604) 687 7130

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e -4)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Acquisition Agreement

The Company hereby announces it has reached an agreement with Juliet Press Inc. ("Juliet") to acquire 100 percent of Juliet.

Juliet is based in Vancouver, British Columbia and is focused on developing the world's premier ePublishing software platform. The software platform being developed by Juliet will allow authors to input their work directly into ePub format, which is the industry standard format in the electronic publishing. Further to providing an effective software platform for authors to input directly into a native ePub environment, the build out of the business model will also allow effective publishing, distribution and viewing options that do not currently exist in the industry. eBook sales are set to overtake traditional printed publications by 2017 making this technology essential to the production and distribution of all authored material in the future. The market for eBook sales by 2017 is estimated to be $8.2 billion USD.

Juliet is led by an accomplished team of software engineers who will work closely with Patriot Chief Executive Officer, Mr. Greg Johnston who is an experienced technology business builder with a proven track record of success in leadership roles at companies ranging from multi-national Fortune 500 organizations to small venture start ups.

Patriot will issue 14 million common shares from treasury to shareholders of Juliet Press Inc. as consideration. These shares will be issued in reliance on registration and prospectus exemptions under the United States Securities Act of 1933 (the “Act”), or Regulation S or Regulation D under the Act and, if applicable, the British Columbia Securities Act (the “BC Act”), which will impose a trading restriction of at least 6 months from the date on which Patriot files a Super 8-K on the acquisition with the United States Securities & Exchange Commission.

Upon completion of the arrangement, which requires the filing of a Super 8k, Patriot will propose a name change of the newly combined entity to Juliet Press Inc.

Item 7.01 Regulation FD Disclosure

The Registrant issued a news release in connection with the events reported in this Form 8-K, which is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

99.1	News Release dated June 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2014

PATRIOT MINEFINDERS INC.

/s/ Greg Johnston
Greg Johnston
CEO, Director